Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	Vice Chairman, President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES BANKING GROUP JOINS
SUBIDIARY BANK’S COMMERCIAL BANKING DIVISION

Irvine, CA – July 26, 2005 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that a group of banking professionals from the Financial Services Division of Comerica Bank has joined Commercial Capital Bank (the “Bank”), the Company’s bank subsidiary, within the Corporate Financial Services Group of its new Commercial Banking Division. This banking group has significant depth and breadth of experience and expertise working with financial services clients such as title and escrow companies, 1031 exchange accommodators, homeowners associations, property management companies, non-real estate escrows, and other fiduciary and corporate financial services companies, and is comprised of professionals with strong reputations in the areas of business deposit development and relationship management, business lending, and operations support.

James R. Daley, Executive Vice President and Head of the Commercial Banking Division, commented, “I’m excited that this group chose to join here at Commercial Capital Bank, as we work together toward achieving our mutual goal of creating the premier provider of commercial banking products and services to meet the business banking, treasury and cash management needs of commercial financial services and other fiduciary companies.”

Stephen H. Gordon, Chairman and Chief Executive Officer, stated, “Commercial Capital Bancorp has always been known as a strong asset generator with a keen focus on income property lending. Over the past year, there has been a specific focus on liability development, which has included the acquisitions of Hawthorne Financial and Hawthorne Savings, TIMCOR Exchange, and North American Exchange. In the last couple of weeks, we’ve announced the executive additions of Richard Grout to head up the retail banking offices and James Daley to head up the Commercial Banking Division and the Corporate Financial Services Group, thereby bifurcating the Relationship/Retail Banking and Commercial Banking Divisions. Today, we are pleased to announce that this premier group of commercial banking professionals has joined the Bank, thereby creating a significant commercial banking force with operations located across both Northern and Southern California.”

At June 30, 2005, the Company had total assets of $5.2 billion and the Bank had total deposits of $2.7 billion. The Bank operates banking offices located in Westlake Village (Ventura County), Tarzana, Malibu, Beverly Hills, Baldwin Hills, Westchester, Hawthorne, Manhattan Beach, Gardena, Hermosa Beach, Torrance, Redondo Beach (Los Angeles County), Orange, Irvine, Rancho Santa Margarita (Orange County), Riverside (Riverside County), La Jolla, Del Mar, San Diego (San Diego County), and San Mateo (San Mateo County), and lending offices, located in Corte Madera, San Mateo, Oakland, Encino, Glendale, Los Angeles, El Segundo, Irvine, Riverside, and La Jolla, California, with plans to open a banking office in the Crystal Cove Promenade in Newport Coast, California in 2005. The Bank was the 2nd largest multi-family lender in California during the 12 months ended March 31, 2005 (source: Dataquick Information Systems. The Company is a leading Section 1031-exchange accommodator and facilitates exchange transactions nationwide through the TIMCOR and North American Exchange Company brand names through the companies’ headquarters in Los Angeles and Walnut Creek, California, respectfully, offices located in Long Beach and La Jolla, California; Scottsdale, Arizona; Houston, Texas; Chicago, Illinois and Miami, Florida and through a presence in Las Vegas, Nevada; Denver, Colorado and Washington, DC.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.